Exhibit 10.14

CONSULTING SERVICE AGREEMENT

WITH RYAN FOLAND

This consulting services agreement ("Consulting Agreement") is made as of this 24th day of May, 2012, by and between Ryan Foland, 3548 Windspun Dr., Huntington Beach, CA 92649, (referred to herein as the "Consultant") and Monster Offers, 27665 Forbes Road, Laguna Niguel, CA 92677 (referred to herein as the "Company"), with Ryan Foland and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "MONTD;" and

WHEREAS, the Consultant can assist the Board of Directors in coordinating and managing Company relationships with media outlets, overseeing and supervising the Company’s overall media messages; and

WHEREAS, the Company wishes to retain Ryan Foland as a non-exclusive corporate consultant; and

IT IS, THEREFORE agreed that:

1. Services. The Company shall retain Ryan Foland to provide general corporate consulting services which may include, but not be limited to:

a) Marketing and event management for tradeshows and outdoor sporting and charity events, including Orange County AIDS Walk, Long Beach AIDS Walk, Martial Arts Super Show, 2012 Money Show, 2013 Consumer Electronics Show, Various Meetups, and Daily Deal Media Shows

b) Coordinate with Non-Profit organizations and corporate partners.

c) Coordinate and manage event staff, event talent, celebrity appearances, event branding.

d) Create and manage themed coordination for these events in-line with the Company’s vision and mission.

e) Other strategic assignments as may be requested from time to time by the Company’s Board of Directors.

The consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until December 31, 2012 (the "Term").

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. Ryan Foland shall be granted an option to purchase one hundred fifty thousand (150,000) shares of the Company's common stock, par value $0.001 per share, at a purchase price of $0.001 per share. The Option may be exercised in whole or in part, during the Term of this Agreement. This is a cashless option, where the funds paid to exercise this Option are paid directly to the Company. The Company hereby agrees to register the shares of common stock underlying the above referenced common stock on a Form S-8 registration statement.

4. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties consent to the jurisdiction of the courts of the State of Nevada and the United States District Court of Nevada, and their respective appellate Courts and further waive objection to venue in any such court for all cases in controversy relating to disagreement or the relationship between the parties.

5. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

6. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any or omission by Company. The Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any act or omission by the Consultant.

7. Miscellaneous.

7.1 Assignment. This Agreement is not transferable or assignable.

7.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

7.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

7.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

7.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

May 24, 2012

Monster Offers

By: /s/ Wayne Irving

Wayne Irving

Chairman and CFO

By: /s/ Paul Gain

Paul Gain

CEO

AGREED AND ACCEPTED

By: /s/ Ryan Foland

Ryan Foland

3548 Windspun Dr.

Huntington Beach, CA 92649

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